December 12, 2012

Re: David F. Wilson Elected to Seattle Bank’s Board of Directors

Dear Seattle Bank Members,

The Federal Home Loan Bank of Seattle (Seattle Bank) is pleased to announce the election of David F. Wilson of Sun Valley, Idaho, to its Board of Directors effective January 1, 2013. Mr. Wilson has served as an independent director on the Seattle Bank’s board since 2007, and his current term will expire on December 31, 2012. With his recent election by the board, Mr. Wilson will assume the independent directorship vacated by retiring director Jack T. Riggs, M.D., which expires on December 31, 2014.
Mr. Wilson has served as chairman of Idaho Housing and Finance Association (IHFA) since 2009 and as an IHFA commissioner since 1995. As such, he is actively involved in providing overall policy direction and setting long-term goals for the organization, which is focused on providing funding for affordable housing in Idaho communities.
Mr. Wilson has been the chief executive officer of Wilson Construction, LLC, a residential and commercial development company in Ketchum, Idaho, since 1977. He is also an active member of the National Association of Home Builders (NAHB) and served as the organization’s president in 2005. Currently, he is an NAHB senior life director and chairman of the Home Building Industry Disaster Relief Fund.
We look forward to Mr. Wilson’s continued participation in the Seattle Bank cooperative.
Very truly yours,

Michael L. Wilson
President and Chief Executive Officer